Exhibit 4.1

AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT

     THIS AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT, dated as of September 13, 2004, is entered into between Zimmer Holdings, Inc., a Delaware corporation (the “COMPANY”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “RIGHTS AGENT”).

W I T N E S S E T H:

     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement (the “RIGHTS AGREEMENT”), dated as of July 30, 2001, as amended on June 15, 2002; and

     WHEREAS, the Company, by resolution adopted by its Board of Directors, has determined that it is desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

     1. SECTION 7(a) of the Rights Agreement is hereby amended to substitute the following in place of clause (i) in its entirety:

”(i) at the Close of Business on September 16, 2004 (the Close of Business on such date being the “EXPIRATION DATE”),”

     2. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 2 to the Rights Agreement, but shall remain in full force and effect.

     3. Capitalized terms used without definition in this Amendment No. 2 to the Rights Agreement shall be used as defined in the Rights Agreement.

     4. This Amendment No. 2 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     5. This Amendment No. 2 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     6. All references to the Rights Agreement shall, from and after the execution of this Amendment No. 2 to the Rights Agreement, be deemed to be references to the Rights Agreement as amended hereby.

     7. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 2 to the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Rights Agreement to be duly executed as of the date written above.

ZIMMER HOLDINGS, INC.
By:
	Name:	J. Raymond Elliott
	Title:	Chairman, President & CEO

MELLON INVESTOR SERVICES LLC
By:
	Name:	James S. McNellage
	Title:	Asst. Vice President

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